GLO CPAs, LLLP
12941 Interstate 45 North, Suite 422
Houston, Texas 77060
P: 713.621.4700
F: 281.873.5383
www.glocpa.com

Creating High-Value Relationships

GLO
Certified Public Accountants

December 9, 2008

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 included in the Form 8-K dated December 9, 2008 of Data Call Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Effective December 1, 2008, I terminated my partnership with GLO CPAs, LLLP and resumed practice of public accounting as John A. Braden & Company, P.C.

I agree with the copy of statements contained in the related document.

Very truly yours,

John A. Braden, Former Audit Partner
GLO CPAs, LLLP